CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 491 to Registration Statement No. 333-62298 on Form N-1A of our report dated January 29, 2015, relating to the financial statements and financial highlights of Gerstein Fisher Multi-Factor International Growth Equity Fund, Gerstein Fisher Multi-Factor Growth Equity Fund, and Gerstein Fisher Multi-Factor Real Estate Securities Fund (collectively, the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended November 30, 2014, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
March 18, 2015